VICTOR MOKUOLU, CPA PLLC

Accounting | Advisory | Assurance & Audit | Tax

January 20, 2026

To: Securities and Exchange Commission

Effective December 24, 2025, we, Victor Mokuolu, CPA PLLC (the "Firm") were notified by you, Sentient Brands Holdings Inc. (the "Company") of dismissal as the Company's accountants and ceased our services as accountants. The Firm issued its last and final Report of Independent Registered Public Accounting Firm on the Company's financial statements for the year ended December 31, 2024.

Please accept this letter addressed to the Securities and Exchange Commission, stating Victor Mokuolu, CPA PLLC agrees with the statements made by the Company in its Item 4.01(a) of Form 8K filed by the Company, filed on January 12, 2026.

Very truly yours,

Victor Mokuolu, CPA PLLC

Houston, Texas

www.vmcpafirm.com | Ph: 713.588.6622 | Fax: 1.833.694.1494 | ask@vmcpafirm.com